Exhibit 10.13

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

Abivax SA
For the attention of Mr Hartmut Ehrlich
5 Rue de la Baume
75008 Paris

Our ref.: CDS/STD Clientèle Entreprises

Loan: 220163102422

Saint-Denis, 16/06/2020

TRANSMISSION OF DOCUMENT(S)

Dear Sirs,

We enclose the following document:

•	1 copy of your loan agreement.

Yours faithfully,

[Stamp: Corporate Customer Department

Société Générale
Centre de Services
Stade de France
Jean-Pascal Blumberger
Corporate and Professional Financing Consultant
[Signature]

Internet: societegenerale.fr - Société Générale, a French SA (limited company) with share capital of €1,009,897,173.75 - Paris Trade and Companies Register No 552 120 222 - Registered office: 29 Bd Haussmann, 75009 Paris

LOAN AGREEMENT State Guaranteed Loan

BETWEEN THE UNDERSIGNED:

THE BANK

Société Générale, a French société anonyme (limited company) with share capital of €1,066,714,367.50, registered with the Paris Trade and Companies Register under unique registration number 552 120 222, with its registered office at 29 Boulevard Haussmann, 75009 Paris, duly represented by the person named on the signature page.

hereinafter referred to as the ‘Bank’

THE CLIENT

Abivax, a French société anonyme (limited company) with a Board of Directors, with share capital of €122,256.69, registered with the Paris Trade and Companies Register under unique registration number 799 363 718, with its registered office at 5 Rue de la Baume, 75008 Paris, duly represented by Mr Hartmut Ehrlich, acting in the capacity of Chief Executive Officer, pursuant to the minutes of the Board of Directors’ meeting of 13 July 2017.

hereinafter referred to as the ‘Client’

THE PARTIES HAVE AGREED AS FOLLOWS:

RECITALS

This loan is granted by the Bank to the Client in order to face the financial consequences of the Covid-19 pandemic (the ‘Loan’). It fulfils the requirements imposed under Article 6 of the amending French Finance Act for 2020 No 2020-289 of 23 March 2020 and under the Decree of 23 March 2020, as amended by the Decree of 17 April 2020, under which a State guarantee may be provided to credit institutions and financing companies (the ‘Decree’).

The Loan is backed by the State guarantee (the ‘State Guarantee’) referred to in the Decree. The State Guarantee fees shall apply in accordance with the Decree and the charges relating to the State Guarantee that are to be borne by the Client (the ‘State Guarantee Premium’) will be paid to Bpifrance Financement SA by the Bank in accordance with the Decree.

The Client is hereby informed that loans which are covered by the State Guarantee constitute aid granted to professionals and undertakings within the meaning of EU law and that as a result, the competent European authorities may request the repayment of the incompatible portion of any other European aid that may be granted to the Client and that is not compatible with such loans.

1 – LOAN AMOUNT AND TERM

In accordance with the terms and conditions set out in this Loan Agreement, the Bank hereby grants the Client a loan of a principal amount of €5,000,000 (five million euros), for a term of 12 months, as stated in the clause ‘Repayment of principal’.

2 – PURPOSE OF LOAN

The Client represents that it will use the Loan for its cash requirements, in order to face the financial consequences of the Covid-19 pandemic. Additionally, the Client represents that the funds will be used to protect business and employment in France.

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3 – LOAN DISBURSEMENT

3.1 Prerequisites

The Loan will be disbursed by the Bank to the Client subject to the prior fulfilment of the following conditions:

•	the representations made by the Client in the clause ‘Representations and commitments by the Client’ must be true;

•	no safeguard, accelerated financial safeguard, accelerated safeguard, compulsory administration or compulsory liquidation proceedings must be pending;

•	the State Guarantee must have been granted;

•

Bpifrance Financement SA must have confirmed that no other loan of an amount higher than the maximum amounts stated in the Decree and that is covered by the State Guarantee has been granted to the Client; and

•	the formal declaration attached as Schedule 2, duly completed and signed by the Client’s legal representative or otherwise by any person duly authorised to represent the Client, must be provided.

Subject to the fulfilment of these conditions precedent, this Loan Agreement must have been duly signed by the Client within one month of the date it is issued for signing, unless the Bank expressly agrees in advance for this date to be postponed. Otherwise, it will not be possible to disburse the Loan.

3.2 Disbursement date

The Loan will be disbursed on the Loan Agreement signing date (the ‘Disbursement Date’).

4 – REPAYMENT OF CAPITAL

4.1 Bullet repayment of Loan

Subject to the exercise of the Additional Repayment Option (as defined below), the Client shall repay the principal of the Loan in a single instalment 12 months after the Disbursement Date (the ‘Maturity Date’).

If this date does not fall on a Business Day, it will be postponed until the next Business Day.

4.2 Additional Repayment Option

No more than [***] and no less than [***] before the Maturity Date, the Client may, without charge, submit a request in writing or electronically to the Bank, in the form attached as Schedule 1 to this Loan Agreement, asking the Bank to agree the following repayment terms:

•

partial repayment of the Loan on the Maturity Date and subsequent repayment of the balance of the Loan over an additional period of: one (1), two (2), three (3), four (4) or five (5) year(s) from the Maturity Date; or

•	full repayment of the Loan over an additional period of: one (1), two (2), three (3), four (4) or five (5) year(s) from the Maturity Date (the ‘Additional Repayment Period’),

and the desired frequency of repayments: monthly, quarterly, half-yearly or yearly.

Following receipt of the Client’s request, the Bank shall inform the Client of the financial terms applicable during the requested Additional Repayment Period.

The interest rate applicable during the Additional Repayment Period shall be the Bank’s financing cost (as determined by the Bank in accordance with the regulations in force on the date on which the Repayment Option is exercised) and the State Guarantee Premium, depending on the requested Additional Repayment Period.

Once the Bank has sent the new financial terms applicable during the Additional Repayment Period, the Client shall have a period of [***] in which to accept or reject the said terms.

If the Client does not reply or rejects the financial terms, the Loan must be repaid on the Maturity Date.

The variations made to this Loan Agreement owing to the exercise of the Additional Repayment Option will not in any way affect the Bank’s rights hereunder and must not be construed as a novation within the meaning of Article 1329 et seq. of the French Civil Code.

The new repayment schedule will take effect subject to the payment of interest at the end of the period of 12 months in accordance with clause 5.

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If the Additional Repayment Option is not exercised within the above timeframe, the Loan must be repaid on the Maturity Date.

If the Client takes out one or more loans that are guaranteed by the State pursuant to the Decree, the term of all of those loans must be identical and repayments must be made at the same frequency.

5 – INTEREST RATE APPLICABLE TO THE LOAN (EXCLUDING DURING THE ADDITIONAL REPAYMENT PERIOD)

The Loan shall incur interest at 0.25% per annum (excluding insurance).

This rate corresponds to the Bank’s financing cost plus the State Guarantee Premium.

The interest period shall be 12 months. Interest is payable by the Client on the Maturity Date.

Interest will be calculated on the principal amount of the Loan at the beginning of the interest period, based on the exact number of days included in the interest period of 360 days. The ‘exact number of days included in the interest period’ means the first day of the period inclusive to the last day exclusive. If the last day of the interest period is not a business day, the period shall be extended until the next business day.

6 – INSURANCE FOR DEATH, TOTAL AND IRREVERSIBLE LOSS OF AUTONOMY, DISABILITY AND UNFITNESS FOR WORK

None.

7 – OVERALL EFFECTIVE RATE

The Bank hereby informs the Client that, in view of the financial terms set out in this Loan Agreement:

•	the Interest Period is annual;

•	the period rate is 0.2535%; and

•	the overall effective rate (taux effectif global), i.e., the annual rate proportionate to the period rate, is 0.25% per annum.

8 – PLACE OF PAYMENT

All payments due under or in connection with this Loan Agreement must be made at the Bank’s Paris Champs-Elysées branch at 91 Avenue Champs-Elysées, 75008 Paris.

The Client authorises the Bank to debit all amounts due under or in connection with this Loan Agreement from account number [***] opened by the Client with the said branch.

9 – ACCOUNTING

The account entries to be made in connection with the Loan shall be booked in a separate account opened with the Bank in the name of the Client.

This separate account will not be connected to any current account which the Client holds or may hold with the Bank and only the account entries to be made in connection with the repayment of the Loan will be made on the said account.

The Client acknowledges that the Bank’s account entries will constitute sufficient proof of the disbursement and repayment of the Loan.

10 – PREPAYMENT

10.1 General provisions applicable to prepayments

The amount of any partial or full prepayment may not be reborrowed.

Any principal amount that is prepaid must be paid together with the interest incurred on the amount repaid.

In the event of a partial prepayment, a new repayment schedule will be provided to the Client.

In the event of a full prepayment, this Loan Agreement will be terminated on the prepayment date (hereinafter, the ‘Termination Date’).

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If several loans guaranteed by the State pursuant to the Decree are taken out, all the lenders who grant the loans must benefit equally from any prepayment made in connection with any of those loans.

10.2 Voluntary prepayment outside the Additional Repayment Period

During this period, the Client may only repay the Loan in full.

The Client must inform the Bank at least one month in advance, by registered letter (with acknowledgement of receipt requested), of its intention to prepay the Loan. The Client must pay the Bank an amount equal to:

•	the capital repaid; plus

•	the remaining State Guarantee Premium due for the residual term of the Loan.

10.3 Voluntary prepayment during the Additional Repayment Period

The Client may prepay the whole or part of the Loan in instalments of a minimum principal amount of [***] or any multiple thereof.

Any voluntary prepayment may be made solely on an interest payment date.

The Client must inform the Bank at least one month in advance, by registered letter (with acknowledgement of receipt requested), of its intention to prepay the Loan.

In the event of a partial prepayment, the amount repaid will be deducted proportionately from the instalments outstanding on the prepayment date.

The Client must pay the Bank an amount equal to:

•	the capital repaid; plus

•	the remaining State Guarantee Premium due for the residual term of the Loan; plus

•	the early repayment charge (the ‘Early Repayment Charge’).

The Client acknowledges that financial futures contracts have been or are deemed to have been entered into by the Bank in order to offer the Client a fixed rate loan.

A charge may be payable by the Client owing to the early termination of the financial futures contracts resulting from (I) the acceleration of the Loan; (II) the voluntary or compulsory prepayment of the whole or part of the Loan or (III) the occurrence of a Loan termination event for any reason whatsoever.

The Early Repayment Charge will invariably be determined by the Bank (i) on the date (if applicable) stated in the clause of this Loan Agreement concerning the relevant event, as referred to in paragraph (I), (II) or (III) above; or (ii) if no such date is stated, on the date of the said event, and shall equal:

(A) the instalments of interest, discounted in accordance with the euro swap curve published continuously on the Bloomberg ‘World Swap Matrix’ screen page (or on any page that replaces the said page) (the ‘Discount Curve’) following the deduction of the State Guarantee Premium, which would have been payable by the Client between the date of the relevant event and the last repayment date stated in the applicable repayment schedule;

Plus

(B) the instalments of capital, discounted in accordance with the Discount Curve, which would have been payable by the Client between the date of the relevant event and the last repayment date stated in the applicable repayment schedule;

Less

(C) the principal amount of the Loan outstanding on the date of the relevant event.

The Client and the Bank agree that, for the purposes of the above calculation if the Early Repayment Charge is determined as a result of a partial prepayment, the principal amount of the Loan that will be used to determine the amounts referred to in paragraphs (A), (B) and (C) will be the principal amount of the Loan that is repaid.

If the Early Repayment Charge is positive and therefore constitutes a net cost for the Bank, it must be paid by the Client to the Bank in accordance with this Loan Agreement.

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11 – REPRESENTATIONS AND COMMITMENTS BY THE CLIENT

11.1 Representations by the Client

The Client represents and warrants to the Bank, for the term of the Loan, that:

•	the Loan will be used exclusively to protect business and employment in France;

•	it has not been granted any other loan that is covered by the State Guarantee for a total amount that exceeds the maximum amounts set out in Article 5 of the Decree;

•	it is not the subject of any safeguard, accelerated financial safeguard, accelerated safeguard, compulsory administration or compulsory liquidation proceedings;

•

since the closing date of the last financial year, no legal or financial event has occurred that might have a material effect on its legal situation, its business or its profitability and of which it has not informed the Bank;

•	the execution and performance of this Loan Agreement have been duly authorised by its corporate bodies and the competent authorities and do not require any other authorisation;

•

no lawsuit, action, proceedings or administrative procedure is/are pending or, so far as it is aware, is/are imminent with a view to preventing or prohibiting the execution of this Loan Agreement or that might have a material adverse effect on its business, its assets or its financial position;

•	no fact or event is likely to constitute an acceleration event within the meaning of this Loan Agreement; and

•	neither the Client nor, so far as the Client is aware, any director, senior manager, agent or employee, is a Sanctioned Person.

Under this Loan Agreement:

•

‘Sanctioned Person’ means any natural person or entity that is concerned by or is subject to Sanctions (particularly due to the fact that they (a) are owned or controlled directly or indirectly by any person that is concerned by Sanctions or (b) were incorporated in accordance with the law of a country subject to general Sanctions or Sanctions that have been extended to that country, or are a citizen or resident of the said country);

•	‘Sanctions’ means any economic or financial sanctions, commercial embargoes or similar measures adopted, applied or imposed by any of the following authorities (or one of their organisations):

(a)	the United Nations;

(b)	the United States of America;

(c)	the European Union or any current or future Member State; or

(d)	the United Kingdom.

11.2 Commitments by the Client

11.2.1 Provision of information to the Bank

Throughout the term of the Loan, the Client must:

•	inform the Bank of any prepayment and/or of any acceleration event in relation to any financing granted to the Client;

•

inform the Bank within fifteen days – providing the necessary supporting documents at its expense – of any legal changes concerning the Client, particularly a change of name, merger, merger-absorption, spin-off or change of legal form, any safeguard, administration or compulsory liquidation proceedings, any business closure or any change to the powers of the persons authorised to do business in its name;

•

provide the Bank, upon their issuance and within six months of the end of each financial year, with certified copies of its annual balance sheets and profit and loss statements and such related documents as are required by law, together with the reports of its statutory auditors if applicable;

•

provide the Bank, upon their issuance, with such other accounting documents as are required by law, all projected management plans and the minutes of its ordinary and extraordinary shareholders’ meetings;

•	notify the Bank in advance of any proposed alteration of its share capital, irrespective of the process used, as a result of which a new group acquires control of the Client; and

•

inform the Bank within fifteen days of any fact or event that might have a material adverse effect on the value of the Client’s assets, significantly increase the volume of its commitments or affect its capacity to repay the Loan.

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11.2.2 Sanctions

The Client undertakes for the term of the Loan:

(a) not to directly or indirectly use the funds made available to it under the Loan (and not to lend, contribute or make the funds available to anyone) in any way that would result in a breach of Sanctions by the Bank (including if the funds are used to finance or facilitate the activity or transactions of a Sanctioned Person or a person associated with a Sanctioned Person, or if the funds are made available to or benefit a Sanctioned Person); and

(b) to ensure that no revenue or profit generated by an activity or transactions with a Sanctioned Person is used to repay the amounts owing to the Bank under the Loan.

11.2.3 General commitments

The Client undertakes not to transfer without the Bank’s prior consent some or all of its assets for an amount higher than 50.00% of the gross value of its intangible assets other than in the ordinary course of its business and in accordance with its usual practices.

12 – OCCURRENCE OF NEW CIRCUMSTANCES

12.1 Illegality and Sanctions

(A) If it is or becomes illegal in any relevant country for the Bank to fulfil any of its obligations under this Loan Agreement or to finance, make available or maintain its commitment hereunder, or (B) if the Client is or becomes a Sanctioned Person:

(a) the Bank must (or in scenario (B) above, may) promptly notify the Client upon becoming aware thereof;

(b) as soon as the Bank has informed the Client (or, in scenario (B) above, if the Bank so states in its notice or in a subsequent notice), the amount available under this Loan Agreement will be immediately cancelled; and

(c) the Client (in scenario (B) above, if the Bank so states in its notice or in a subsequent notice) must repay the amounts due under this Loan Agreement to the Bank on the date stated by the Bank in its notice.

12.2 Other events

In the event of the entry into force, enforcement or amendment of a law, a regulation or a national, European or international non-State rule applicable to the Bank, or in the event of a change to the interpretation or enforcement of any of the foregoing, which renders a term of this Loan Agreement unlawful or reduces the fees owing to the Bank,

The Bank shall notify the Client of the event by registered letter (with acknowledgement of receipt requested).

The Bank and the Client shall then have a period of thirty calendar days from the date of this notice in which to negotiate a solution to the satisfaction of both Parties, so as to render the terms of this Loan Agreement lawful or avoid a reduction of the fees owing to the Bank, as applicable.

For so long as the above negotiations are in progress, the Bank may refuse to make any disbursement.

If no solution is identified by the end of this period, this Loan Agreement may be terminated by the Bank, in which case the full amount owed by the Client will automatically fall due. The Bank shall calculate the Termination Balance in accordance with the clause ‘Termination Balance’ on a date set by mutual agreement (the ‘Termination Date’). In the absence of agreement, the Bank may set the Termination Date, which will fall within ten Business Days of the end of the above period of thirty calendar days.

13 – ACCELERATION – AGREEMENT TERMINATION

13.1 Automatic acceleration

All monies owed by the Client to the Bank under this Loan Agreement will fall due early, immediately and automatically in the following scenarios:

•	compulsory liquidation, voluntary liquidation or winding-up of the Client, closure of the Client’s company in the context of insolvency proceedings or closure of the Client’s business;

•	if the Client’s position is irremediably compromised or the Client acts in a seriously reprehensible manner within the meaning of Article L 313-12 of the French Monetary and Financial Code; or

•	in all the scenarios permitted by the regulations in force.

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In any of the above scenarios, the Bank shall inform the Client, by registered letter (with acknowledgement of receipt requested) sent to the address for service selected below, of the acceleration of the Loan pursuant to this clause.

In its letter, the Bank shall state that it is relying on this clause. It shall not be required to complete any other formality. Any payment or adjustments made after this letter will not preclude the acceleration of the Loan.

13.2 Optional acceleration

Similarly, the Bank may demand the early repayment of all monies owed by the Client under this Loan Agreement in any of the following scenarios.

1.	non-payment on the due date of any amount that falls due under this Loan Agreement;

2.	non-fulfilment of any of the commitments made by the Client under this Loan Agreement;

3.

inaccuracy or incorrectness of any of the representations made in the clause ‘Representations and Commitments by the Client’ at the time it was made, or if any of these representations ceases to be accurate or correct, particularly the representation concerning the Client’s other loans that are covered by the State Guarantee;

4.	if the State Guarantee from which the Bank must benefit as security for the Loan is not granted or is not ranked as agreed;

5.	compulsory liquidation, business closure or planned company closure of any third-party guarantor in the context of insolvency proceedings;

6.	safeguard, accelerated financial safeguard, accelerated safeguard or compulsory administration proceedings involving the Client;

7.

non-payment by the Client of any tax, levy or social security contribution owing to anyone, or the acceleration for whatever reason of any amount loaned to the Client by the Bank or by a third party under a different agreement, unless the Client has disputed the payability of its debt in good faith and has referred the dispute to a competent court, in which case the Bank may not rely on the alleged breach against the Client for so long as the court has not confirmed that the debt at issue is indeed due;

8.	non-payment of an amount due in the context of any compulsory prepayment scenario;

9.	a merger, merger-absorption or spin-off involving the Client;

10.	a change to the Client’s legal structure that reduces the personal liability of the current shareholders, as the Loan has been granted in consideration of the said shareholders;

11.	a reduction of the Client’s share capital; or

12.

a change to the current allocation of the Client’s share capital and/or related voting rights which, irrespective of the process used, results in its shareholders losing control of the Client, as the Loan has been granted in consideration of the links between the Client and its shareholders.

In any of the above scenarios, the Bank shall inform the Client, by registered letter (with acknowledgement of receipt requested) sent to the address for service selected below, of the acceleration of the Loan pursuant to this clause.

In its letter, the Bank shall state that it is relying on this clause. It shall not be required to complete any other formality. Any payment or adjustments made after this letter will not preclude the acceleration of the Loan.

13.3 Consequences of acceleration

The posting by the Bank to the Client of the registered letter referred to in the sub-clauses ‘Automatic acceleration’ and ‘Optional acceleration’ will automatically entail the following:

•

the termination of this Loan Agreement, on the understanding, however, that the provisions hereof by which the Client is bound will remain in effect until such time as the Termination Balance referred to in the clause ‘Termination Balance’ has been paid in full; and

•

the calculation by the Bank of the Termination Balance due by the Client. The Termination Balance will be calculated in accordance with the clause ‘Termination Balance’ on a date set by the Bank (hereinafter, the ‘Termination Date’), which will be within four Business Days of the date of posting of the above registered letter.

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14 – TERMINATION BALANCE

The Termination Balance calculated by the Bank on the Termination Date will equal the following:

•	the principal of the Loan outstanding on the Termination Date;

plus:

•	the interest owing to the Bank on the Termination Date;

•	if applicable, the costs referred to in the clause ‘Taxes and costs’;

•	the remaining State Guarantee Premium due for the residual term of the Loan; and

•	the balancing payment provided for in the clause ‘Prepayment’.

If applicable, the Termination Balance will be increased by all the costs and ancillary charges borne by the Bank in connection with the recovery of the debt owing to it. The Client will be informed of the Termination Balance by registered letter (with acknowledgement of receipt) and the Termination Balance will fall due immediately on the Termination Date, subject to the debt collection charges subsequently incurred, which will fall due on the date on which the Client is notified thereof, and must be immediately reimbursed by the Client to the Bank.

15 – DEFAULT INTEREST

Any amount due in connection with the Loan, including the Termination Balance, will automatically incur interest as from the scheduled or early payment due date (inclusive) until the date of payment thereof (exclusive), at [***] above the annual interest rate stated in the clause ‘Interest rate’, without the need for the Bank to give any prior notice.

The Loan shall be repayable notwithstanding the above provisions, which do not constitute deferred payment terms.

In accordance with Article 1343-2 of the French Civil Code, default interest will be capitalised at the same rate if it is due for a full year.

16 – TAXES AND COSTS

16.1 Taxes

Any amount owed by the Client under this Loan Agreement must be paid net of all current or future taxes, withholding taxes and levies.

16.2 Costs

The Client shall not be liable for any processing or administration fees in connection with the Loan.

All of the costs incurred by the Bank in the performance of this Loan Agreement, particularly in the event of a default, shall be borne by the Client. The Client shall also be liable for any and all fees and expenses – including irrecoverable fees and expenses – incurred by the Bank with a view to recovering the amounts owed by the Client.

17 – WAIVERS, CUMULATIVE RIGHTS AND UNFORESEEABLE CIRCUMSTANCES

17.1 Waivers and cumulative rights

No forbearance or delay by the Bank in exercising any right arising under this Loan Agreement will constitute a waiver of the right concerned. Similarly, the partial exercise of any such right will not preclude the subsequent exercise of rights not yet fully exercised. The rights referred to in this clause apply concurrently with any right arising by law.

17.2 Unforeseeable circumstances

The Bank and the Client hereby acknowledge that the provisions of Article 1195 of the French Civil Code do not apply to this Loan Agreement and therefore waive the right to take any action they may take pursuant to that Article in relation to unforeseeable contractual circumstances.

18 – LOAN TRANSFERABILITY

The Client is not permitted under any circumstances to assign or transfer its rights and obligations under this Loan Agreement without the prior written consent of the Bank.

The Bank reserves the right to assign or transfer at any time the whole or part of the debt owing to it by the Client under the Loan, by any means permitted by law, particularly by way of an assignment, subrogation or pledge. The security, guarantees and ancillary elements relating to the Loan as well as the benefit of the relevant insurance policies will be automatically transferred to the transferee.

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19 – GUARANTEE

The Loan is covered by the State Guarantee in accordance with the Decree.

The State Guarantee will be remunerated in accordance with the Decree and the State Guarantee Premium payable by the Client will be paid to Bpifrance Financement SA by the Bank in accordance with the Decree, including if the Loan is prepaid.

The Client authorises the Bank to provide the State, Bpifrance Financement acting on behalf and under the control of the State, and its ministries with the Client’s details and with exhaustive information concerning the Loan that is needed to monitor, manage and assess the State Guarantee.

20 – ADDRESS FOR SERVICE

For the performance of this Loan Agreement and subsequent matters, the Bank has chosen the above place for payments and the Client and any third-party guarantor have respectively chosen their registered office or registered address as their address for service.

21 – GOVERNING LAW

This Loan Agreement is governed by French law and the French courts have jurisdiction in respect hereof.

22 – PROFESSIONAL SECRECY

The Bank is bound by professional secrecy. However, secrecy may be lifted in accordance with the laws, regulations and international conventions in force. The Bank is therefore obliged to disclose information at the request of the public authorities such as the supervisory authorities, the tax and customs authorities and the judicial authorities in the context of criminal proceedings.

Furthermore, under Article L 511-33 of the French Monetary and Financial Code, the Bank is permitted to disclose information that is covered by professional secrecy to rating agencies and to the persons with whom it negotiates, enters into or executes credit transactions, transactions in financial instruments, guarantees and insurance transactions intended to cover a credit risk, acquisitions of interests and controlling interests, asset or business sales, assignments or transfers of claims or contracts, service agreements covering material operational duties and during the analysis or drafting of any type of agreement or transaction between the legal entities within its group, providing that the information is needed for the relevant transactions. The third parties to whom such information is provided shall themselves be bound by a confidentiality obligation.

In addition to the above cases, professional secrecy may also be lifted on a case-by-case basis at the request or with the express permission of the Client, for the exclusive benefit of the persons named in writing by the Client. The Client therefore hereby authorises the Bank to disclose such information as is needed to manage the banking relationship to the legal entities within its group and to relevant third parties, particularly in order to process transactions relating to the Loan. The Bank has taken appropriate steps to protect the confidentiality of the information disclosed.

23 – DATA PROTECTION

The Bank engages in the automated or non-automated processing of personal data (hereinafter, ‘Data’) concerning individuals and the representatives or employees (‘Representatives’) of its Client.

1 - The purpose of the processing operations carried out by Société Générale are notably the following:

•

To manage the banking relationship and the Client’s accounts, products and services. The Data may be retained for a period of five years from the date the business relationship ends or the Loan is repaid, as applicable.

•

To manage, analyse and grant credit facilities and identify risks. The Data may be retained for up to five years after the term of the credit facility or for a period of twelve months from the date on which the bank gives notice of its decision if no credit facility is granted.

•	To combat fraud. The Data may be retained for up to ten years from the date the fraud case is closed.

•

To fulfil the obligations imposed by applicable law and regulations, particularly those concerning operating risk (including the security of IT systems and transactions and the use of international payment systems), to combat money laundering and terrorist financing, to fulfil obligations relating to the financial markets and to determine tax statuses. Data may be retained for a period of five years.

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•	The Data generated as a result of seriously reprehensible conduct or acts may be retained for up to ten years from the date on which information to that effect is recorded in our systems.

•	To recover or assign claims and manage payment irregularities. Data may be retained for a period of twelve months from the date on which the debt is extinguished.

•

Canvassing, promotions and advertising campaigns. Data may be retained for a period of three years from the end of the business relationship for the Representative of the Client or from the date of last contact if the Representative is not a client of the bank.

•

The Bank may record conversations with the Representatives of its Client irrespective of the medium used (e-mails, fax, telephone, etc.) in order to improve its telephone service, fulfil its statutory and regulatory obligations, particularly those concerning the financial markets, and ensure that transactions are secure. Depending on the scenarios covered by applicable regulations, Data may be retained for up to seven years from the date on which they are recorded.

The Data that are processed for the above purposes are needed in order to perform this Loan Agreement or fulfil a statutory obligation and the Data that are processed with a view to combatting fraud or for canvassing purposes are needed to fulfil the Bank’s legitimate interests in accordance with the Representatives’ freedoms and fundamental rights. The Data collected by the Bank also enable the Bank to personalise and continuously improve the business relationship with its Client, as the Bank is able to make appropriate and relevant offers to them. The Bank may aggregate these Data in order to prepare anonymised marketing reports.

Furthermore, consent must be obtained as necessary in order to personalise, target and optimise offers and services, and such consent may be withdrawn at any time.

The Data may be retained for the period needed to achieve the purpose for which they are collected, as stated above. They will then be deleted. Notwithstanding the foregoing, the Data may be stored in order to manage complaints and disputes and to fulfil our statutory and/or regulatory obligations and/or to respond to requests by authorities authorised to make such requests.

In accordance with Article L 123-22 of the French Commercial Code, accounting data may be retained for a period of ten years.

2 - Provision of information to third parties

Notwithstanding banking secrecy, the Client authorises the Bank to disclose, should the need arise, the information collected in the context of this agreement to the legal entities within its group and to its partners, intermediaries, brokers, insurers, sub-contractors and service providers, within the limits necessary to achieve the purposes set out in section 1, with a view to pooling resources and presenting products and services.

These data may be disclosed, if necessary, to any entity that is a successor of the Bank in connection with this Loan Agreement, within the limit necessary to implement the rights transferred.

3 - Data transfers outside the European Union

Owing to the international dimension of the Société Générale Group and the steps taken to ensure the use of IT tools, the security of IT networks and transactions and the use of international payment systems or in connection with the pooling of resources and IT maintenance operations, the processing operations referred to in section 1 above may involve Data transfers to countries that are not members of the European Economic Area and whose data protection legislation differs from that in force in the European Union. In such event, specific and stringent rules are imposed, in accordance with the standard documents adopted by the European Commission, and appropriate security measures are in place in order to protect the Data that are transferred.

Necessary Data transfers must be carried out on such terms and subject to such guarantees as will ensure that the Data remain confidential and secure. For this purpose, the Bank implements appropriate technical and organisational measures to ensure the security of Data that may also be disclosed to authorised official bodies and administrative and judicial authorities in the country concerned, particularly in order to combat money laundering and terrorist financing, combat fraud and determine tax statuses.

4 - Rights of data subjects

All data subjects have a right of access, a right to rectification, a right to erasure, a right to restrict processing and a right to portability of their data. Data subjects may also object to the processing of their Data at any time for reasons relating to their personal circumstances. If some of these rights are exercised, the Bank may, in some cases, be unable to provide a product or service.

Data subjects may also object at any time and without charge to their Data being used for canvassing purposes, without being required to give a reason for their request.

These rights may be exercised and the data protection officer may be contacted at:

•	the branch where the Client’s account was opened;

•	by e-mail sent to the following address: protectiondesdonnees@societegenerale.fr

Initials: [Signatories’ initials]	Page 10/13

Data subjects have the right to lodge a complaint with the Commission Nationale de l’Informatique et des Libertés (CNIL), the French Data protection authority.

The Client undertakes to inform the Representatives concerned by the above processing operations of the above terms.

Executed in [handwritten: Paris]

in two originals

THE CLIENT	SOCIETE GENERALE
Date: [handwritten: 11/06/2020]	Date:

Name and capacity of signatory: [handwritten: Hartmut Ehrlich, Chief Executive Officer, Abivax SA]	Name and capacity of signatory: [stamp: SOCIETE GENERALE CENTRE DE SERVICES, STADE DE FRANCE, Stéphane Michelin, Head of Corporate and Professional Financing]

Signature: /s/ Hartmut Ehrlich	Signature: /s/ Stéphane Michelin

Client’s stamp (if one exists):	Bank’s stamp:

[Stamp: ABIVAX SA, 5 Rue de la Baume, F-75008 Paris Tel.: +33 (0)1 53 83 08 41 SIRET registration number: [***] – APE business code [***] VAT number: [***]]	[Stamp: SOCIETE GENERALE CENTRE DE SERVICES, STADE DE FRANCE, 3 AVE DU STADE DE FRANCE 93218 ST DENIS LA PLAINE CEDEX]

Initials: [Signatories’ initials]	Page 11/13

LOAN AGREEMENT SCHEDULE 1 (1/1)

Request to exercise the Additional Repayment Option for the Loan

On the Client’s headed paper

(Pursuant to Article 6 of the amending French Finance Act for 2020 No 2020-289 of 23 March 2020 and the Decree of 23 March 2020 granting a State guarantee to credit institutions and financing companies)

This document must be sent to the account holding branch by post or e-mail two to four months prior to the Maturity Date

FROM: ABIVAX

TO: SOCIETE GENERALE, PARIS CHAMPS-ELYSEES branch

DATE: …../…../……….

RE: LOAN OF €5,000,000.00

(AGREEMENT OF: …../…../……….)

The defined terms contained in the Loan Agreement have the same meaning in this request to exercise the Additional Repayment Option.

In accordance with Clause 4 (REPAYMENT OF PRINCIPAL) of the Loan Agreement, we wish to repay the Loan as from the Maturity Date on the following terms:

Amount:

☐ The full principal amount of the Loan

☐ Part of the Loan, in the amount of …………………………………. (insert amount in words and figures), with the balance to be paid on the Maturity Date.

☐ One year

☐ Two years

☐ Three years

☐ Four years

☐ Five years

In accordance with the following capital repayment schedule:

☐ Monthly

☐ Quarterly

☐ Half-yearly

☐ Annually

We have duly noted that the applicable interest rate, which will depend on the period over which the loan is repaid and the chosen repayment frequency, will correspond to your financing cost plus the cost of the State Guarantee.

We have duly noted that a new repayment schedule stating the applicable interest rate will be sent to us.

First name and surname of authorised signatory:

Capacity:

Signature:

Client’s stamp

Initials: [Signatories’ initials]	Page 12/13

LOAN AGREEMENT SCHEDULE

FORMAL DECLARATION

I, the undersigned, Mr Hartmut Ehrlich,

acting in the capacity of Chief Executive Officer of Abivax, a company with its registered office at 5 Rue de la Baume, 75008 Paris and with unique registration number 799 363 718 (hereinafter, the ‘Client’), hereby formally declare that the Client:

1/ fulfils the eligibility requirements imposed under (i) amending French Finance Act for 2020 No 2758 (hereinafter, the ‘Act’) and (ii) the Decree of 23 March 2020 granting a State guarantee to credit institutions and financing companies pursuant to Article 6 of amending French Finance Act for 2020 No 2020-289 (hereinafter, the ‘Decree’);

2/ has not been granted, together with the loan granted by Société Générale in accordance with the Decree, any loan that is covered by the State Guarantee referred to in Article 1 of the said Decree for a total amount in excess of: (tick the relevant box)

☐ if the Client is an undertaking set up before 1 January 2019: 25% of revenue for 2019 or for the last year for which information is available, as applicable;

☐ if the Client is an undertaking set up on or after 1 January 2019: 25% of revenue for 2019 or 24 times the average monthly payroll booked for France since its inception;

☒ if the Client is a new undertaking that meets one or more of the criteria set out in Article D 313-45-1 (II) of the Code applicable to the entry and residency of foreigners and the right of asylum: 25% of revenue for 2019 or for the last year for which information is available or, if the next criterion corresponds to a higher amount, up to twice the 2019 payroll for France or for the last year for which information is available.

3/ was not the subject of safeguard, accelerated financial safeguard, accelerated safeguard or compulsory administration or liquidation proceedings as at 31 December 2019;

4/ was not an ‘undertaking in difficulty’ as at 31/12/2019 within the meaning of point 18 of Article 2 of Commission Regulation (EU) No 651/2014 of 17 June 2014 (if the Client is an undertaking with more than 250 employees that generates revenue in excess of 50 million).

I acknowledge that the loan granted by Société Générale may be accelerated if any of the above is incorrect.

Executed in [handwritten: Paris]
On [handwritten: 11/06/2020]

Signature: /s/ Hartmut Ehrlich

[Stamp: ABIVAX SA, 5 Rue de la Baume, F-75008 Paris

Tel.: +33 (0)1 53 83 08 41

SIRET registration number: [***] – APE business code [***]

VAT number: [***]]

Initials: [Signatories’ initials]	Page 13/13